UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

ARES CAPITAL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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245 Park Avenue, 44th Floor New York, NY 10167

TIME IS SHORT

PLEASE VOTE THE ENCLOSED PROXY CARD FOR

THE SPECIAL STOCKHOLDER MEETING

May 17, 2019

Dear Stockholder:

According to our latest records, we have not yet received your voting instructions for the Special Meeting of Stockholders of Ares Capital Corporation to be held on Monday, June 10, 2019. Your vote is extremely important, no matter how many shares you hold. If we do not receive your vote, we may have to adjourn and continue to request stockholder participation to reach a required quorum.

For the reasons set forth in the proxy statement, dated April 10, 2019, the Board of Directors recommends that you vote “FOR” the proposal. Please understand that it is critical that we receive your vote so that we may complete the business of the Special Meeting of Stockholders.

Using the control number provided on the enclosed proxy card, please vote via the internet at www.proxyvote.com as soon as possible or alternatively, please sign, date, and return the enclosed proxy card.

If you need assistance voting your shares, please call D.F. King toll-free at (866) 864-7961 or collect at (212) 269-5550. On behalf of your Board of Directors, thank you for your cooperation and continued support.

Sincerely,

Michael J Arougheti	Bennett Rosenthal
Co-Chairman of the Board of Directors	Co-Chairman of the Board of Directors